Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-160566, 333-137235, 333-136522, 333-126871, 333-108456, 333-68974 and 333-68990) on Form S-8 and in the registration statement on Form S-3 (No. 333-157137) of Crescent Financial Bancshares, Inc. and Subsidiary, of our report dated April 1, 2013, with respect to the consolidated balance sheets of ECB Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated results of operations, statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Crescent Financial Bancshares, Inc. and Subsidiary dated March 28, 2013 related to its merger with ECB Bancorp, Inc.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

April 1, 2013